UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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BRIXMOR PROPERTY GROUP INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice Regarding 2015 Annual Meeting of Stockholders

As described in more detail in Brixmor Property Group, Inc.’s (the “Company”) Form 8-K dated May 11, 2015, Ernst & Young LLP (“E&Y”), previously the principal accountants for the Company, was dismissed by the Company on May 6, 2015. The decision to change principal accountants was approved by the Audit Committee of the Company’s Board of Directors. The Audit Committee also approved the engagement of Deloitte & Touche LLP (“Deloitte”) as the Company’s new independent registered public accounting firm and the engagement was effective on May 11, 2015.

The Company’s proxy statement relating to the 2015 Annual Meeting of Stockholders provides that the Company’s Board of Directors intended to submit the selection of E&Y as the Company’s principal accountants for ratification by the Company’s stockholders. However, as a result of this change in the Company’s principal accountants, the Board of Directors will no longer submit this proposal to stockholders at the Annual Meeting. Representatives of Deloitte are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and they are expected to be available to respond to appropriate questions.